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                      CABLE TELEVISION FRANCHISE AGREEMENT

                             CITY OF SALEM, ILLINOIS

                                 MARCH 16, 1998

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                                TABLE OF CONTENTS

SECTION                        SECTION TITLE                                                            PAGE
                  PREAMBLE                                                                               1

1                 DEFINITIONS                                                                            2

2                 GRANT OF NON-EXCLUSIVE FRANCHISE                                                       9

3                 TERM OF AGREEMENT                                                                     10

4                 ACCEPTANCE OF FRANCHISE                                                               10

5                 SERVICE AREA COVERED BY FRANCHISE AGREEMENT                                           14

6                 RETRANSMISSION OF SIGNALS WITHIN A STRUCTURE                                          14

7                 SYSTEM IMPROVEMENTS                                                                   15

8                 CONSTRUCTION STANDARDS                                                                18

9                 INSTITUTIONAL NETWORK                                                                 22

10                CUSTOMER SERVICE                                                                      24

11                RATE REGULATION                                                                       29

12                FRANCHISE FEES/USAGE OF FEES OR OTHER SUPPORT                                         29

13                FRANCHISE FEE AUDITS OR AGREED-UPON PROCEDURES                                        31

14                SECURITY FUND; PERFORMANCE BOND                                                       32

15                DAMAGES AND DEFENSE                                                                   34

16                LIABILITY INSURANCE AND INDEMNIFICATION                                               34

17                LIQUIDATED DAMAGES                                                                    35

18                PROGRAMMING SERVICES                                                                  38

19                PUBLIC, EDUCATIONAL, AND GOVERNMENTAL PROGRAMMING                                     41

20                SERVICES TO SCHOOLS & GOVERNMENT BUILDINGS                                            45

21                EMERGENCY OVERRIDE                                                                    45

22                PERIODIC FRANCHISE REVISITATIONS AND EVALUATIONS                                      46


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                          TABLE OF CONTENTS (CONTINUED)

SECTION                        SECTION TITLE                                                            PAGE

23                MODIFICATIONS TO COMMUNICATIONS AND CABLE ACTS                                        47

24                REVOCATION                                                                            47

25                RIGHTS AND REMEDIES                                                                   47

26                RIGHTS AND POWERS RESERVED BY CITY                                                    48

27                SERVICE OF NOTICE                                                                     48

28                ORAL MODIFICATION                                                                     49

29                SEVERABILITY                                                                          49

30                ENTIRE CONTRACT                                                                       49

31                OBLIGATIONS TO CONTINUE THROUGHOUT TERM                                               49

32                HEADINGS                                                                              49

33                GOVERNING LAW                                                                         50

MAP OF CORPORATE LIMITS - CITY OF SALEM                                                              APPENDIX A

GRANTEE'S SCHEDULE FOR RECONSTRUCTION                                                                APPENDIX B

HOURS OF OPERATION OF LOCAL OFFICE                                                                   APPENDIX C

GRANTEE'S CORPORATE GUARANTY OR PROOF OF CASH ESCROW FOR SECURITY FUND                               APPENDIX D

LISTING AND MAP OF SCHOOLS AND GOVERNMENT BUILDINGS TO BE PROVIDED SUBSCRIBER AND I-NET
     CABLE SERVICE                                                                                   APPENDIX E

FALCON CUSTOMER SERVICE RECORDS RETENTION POLICY                                                     APPENDIX F


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                             CITY OF SALEM, ILLINOIS
                      CABLE TELEVISION FRANCHISE AGREEMENT

THIS CABLE TELEVISION FRANCHISE AGREEMENT (the "Agreement") is made and entered into as of the effective date of _______________, 1998 (the "Effective Date") by and between the City of Salem, a unit of local government organized under the laws of the State of Illinois (the "Franchising Authority", and Enstar Income Growth Program Six-A, L.P. d/b/a Falcon Cable TV, a Georgia Partnership with its principal place of business located at 11 Clearing Avenue, Taylorville, Illinois 62568 (the "Grantee").

WHEREAS, the Grantee has applied for renewal of its non-exclusive Franchise (the "Prior Franchise") to provide cable television service in the City of Salem; and

WHEREAS, the Franchising Authority has reviewed the performance of the Grantee under the Prior Franchise, has examined the technical, financial, and legal qualifications of the Grantee to operate a cable system, and has ascertained the cable-related needs and interests of the community, taking into account the costs of meeting such needs and interests; and

WHEREAS, The Franchising Authority, has relied on the Grantee's representations and has, after such consideration, analysis, and deliberation as required by applicable law, has approved and found sufficient the technical, financial, and legal qualifications of the Grantee, and has determined that the Grantee intends through the terms and conditions of this Agreement to meet the cable-related needs and interests of the community; and

WHEREAS, after adequate public notice based on Grantee's representations and information and in response to Grantee's renewal request, the City Council of the City of Salem has determined that, subject to the provisions of the City of Salem Cable Ordinance (the "Cable Ordinance") and the terms and conditions set forth herein, the grant of a renewed non-exclusive Franchise to Grantee, to supersede the Prior Franchise, is consistent with the public interest, and thus has enacted Ordinance No. 98- , more than thirty (30) days after the filing of Grantee's request for renewal; and

WHEREAS, the Franchising Authority and the Grantee have reached agreement on the terms and conditions set forth herein;

NOW, THEREFORE in consideration of the City's grant of a new Franchise to the Grantee and the Grantee's promise to provide cable television service to residents of the City pursuant to and consistent with the Cable Communications Ordinance, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and adequacy are hereby acknowledged;

                   THE SIGNATORIES DO HEREBY AGREE AS FOLLOWS:

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SECTION 1:  DEFINITIONS

For the purposes of this Section, the following phrases, terms, words, and their derivations shall have the meaning as stated herein. When not inconsistent with the context, words in the present tense shall include the future, words indicating a plural number shall include the singular number and words in the singular number include the plural number. The word "shall" and "will" are mandatory, and not directory. The word "may" is permissive. Words not defined shall be given their common and ordinary meaning. Unless a section provides otherwise, references to statutory enactments shall include any and all amendments thereto and any successor provisions. All capitalized words defined herein, and all other capitalized words utilized within this Agreement, shall have the meaning ascribed to them in the Cable Act unless said terms are not defined in the Cable Act, whereupon the definition shall be controlled by this Agreement. For the purpose of this Franchise Agreement, the terms in the Franchise Agreement shall prevail where there is a conflict between the Ordinance and the Franchise Agreement. Where the Franchise Agreement is silent, the terms of the Ordinance and the Cable Act shall control.

ACT (also CABLE ACT):        Shall mean the Communications Act of 1934, the
                             Telecommunications Act of 1996, the Cable
                             Communications Policy Act of 1984, and the Cable
                             Consumer Protection and Competition Act of 1992 (47
                             USC 521 et. seq.) as now or hereinafter amended.

BASIC SERVICE:               Shall consist of all signals carried in fulfillment
                             of the provisions of Sections 614 and 615 of the Communications Act of 1934, as amended, any Public, Educational, and Governmental Access programming required by the Franchise of the Cable System to be provided to Subscribers, and any signal of any television broadcast station that is provided by the Cable Operator to any Subscriber, except a signal which is secondarily transmitted by a satellite carrier beyond the local service area of such station. Basic Service may also include any additional video programming signals or services provided by the Cable Operator to the basic service tier.

CABLE OPERATOR:              Any Person or Persons, including corporations,
                             partnerships, and joint ventures, who provide cable programming services through means of a Cable
                             System and who own a significant interest in the Cable System, or any Person or Persons, who manage, control, coordinate, or direct the operations of a Cable System.

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CABLE SYSTEM:                The system of antennas, cables, wires, lines,
                             towers, waveguides, laser beams, satellite uplinks, microwave links, or other conductors, converters, amplifiers, Headend equipment, master controls, earth stations, equipment and facilities, designed, wired, and constructed for the purpose of producing, receiving, transmitting, amplifying, storing, processing, or distributing by coaxial cable, fiberoptics, fiber distributed data interface (FDDI), microwave, or other means, audio, video, and other related forms of electronic or electrical signals within the City other than those communication units which are solely wired on private property. A Cable System shall also mean a facility as described above which is located within the corporate limits of the City regardless of the location of the headend feeding such system is located within the corporate limits of the City.

CHANNEL: A band of frequencies carrying a width of six (6) megahertz wide in the electromagnetic spectrum, or of a width to be specified which constitutes the acceptable NTSC standard for definition of a Channel, which is capable of carrying audio, video, voice, data, and encrypted information signals.

CITY: Means the City of Salem, State of Illinois, its officers and employees unless otherwise specifically designated, and all the area within the territorial limits of the City, its future corporate boundaries and including any area over which the City exercises its jurisdiction.

CITY COUNCIL:                Means the Corporate Authorities of the City.

CONVERTER:                   A device which may be provided by the Cable
                             Operator to Subscribers for the purpose of changing the frequency of midband, superband, or hyperband signals to a suitable Channel or Channels which the television receiver is able to deliver at designated dial locations.

CUSTOMER SERVICE
FACILITY:                    A location that is either owned, operated, or under
                             the control of a Grantee for the purposes of accepting payments, responding to repair,
                             Installation, or other service calls, distributing or receiving Converter boxes, remote control units, or other related equipment, and receiving service inquiries.

DOWNSTREAM
CHANNEL: A Channel which is transmitted in a direction from the Headend to the Subscriber's television set.

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DWELLING UNIT:               Shall mean a single-family or multiple-family
                             residential place of occupancy.

EDUCATIONAL
ACCESS SYSTEM:               Shall mean an Educational Access Channel or
                             Channels set aside and so designated for the use of Schools and related educational institutions, which may include facilities and equipment for the use of such Channel, all as agreed to in the Franchise
                             Agreement.

FCC: Shall mean the Federal Communications Commission and any legally constituted regulatory body, or agency, or successor.

FRANCHISE:                   Shall mean the nonexclusive right and privilege
                             granted through the authority of a Franchise
                             Agreement between the City and any Grantee hereunder which allows the Grantee to own, operate, construct, reconstruct, dismantle, test, use, and maintain a Cable System within the corporate boundaries of the City, or within specified areas of the City.

FRANCHISE AREA:              The area within the corporate boundaries or
                             jurisdiction of the City of Salem which is subject to the terms and conditions granted under the City's cable television franchise.

FRANCHISE FEE:               Shall include any assessment imposed herein by the
                             City on a Grantee or a cable Subscriber solely because of their status as such. The term
                             "Franchise Fee" does not include any tax, fee, or assessment of general applicability (including any such tax, fee, or assessment imposed on both utilities and Cable Operators or their services), but not including a tax, fee, or assessment which is unduly discriminatory against the Grantee or cable Subscribers; capital costs which are required by the Franchise to be incurred by Grantee for, or in support of the use of Public, Educational, or Governmental Access facilities; requirements or charges incidental to the awarding or enforcing, of the Franchise, including payments for bonds, security funds, letters of credit, insurance, indemnification, penalties, or liquidated damages;
                             any fee imposed under Title 17, U.S. Code.

FRANCHISING
AUTHORITY:                   Shall mean the City of Salem, its Mayor and City
                             Council, City Manager, or any of its designated municipal officers or staff having responsibility over the supervision of the City's cable television franchise.

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GOVERNMENTAL
ACCESS SYSTEM:               Shall mean a Governmental Access Channel or
                             Channels set aside and so designated for the use of the City of Salem, which may include facilities and equipment for the use of such Channel, as agreed to in the Franchise Agreement.

GRANTEE: Shall mean Enstar Income Growth Program Six-A, L.P., d/b/a Falcon Cable TV, or any Person(s), including corporations, partnerships, associations, joint ventures, or organizations of any type and its agents, representatives, employees, subsidiaries, assignees, transferees or lawful successors having any rights, powers, privileges, duties, liabilities or obligations under this Section and also includes all persons having or claiming any title to or interest in the Cable System, whether by reason of the Franchise itself directly or by interest in a subsidiary, parent, or affiliate company, association, or organization, or by any subcontract, transfer, assignment, management agreement or operating agreement, or an approved assignment or transfer resulting from a foreclosure of a mortgage security agreement, or whether otherwise arising or created.

GRANTOR:                     The City of Salem, Illinois.

GROSS REVENUES:              Shall mean all cash derived directly or indirectly
                             by a Grantee, its affiliates, subsidiaries, transferees, assignees, or any other Person in which the Grantee has a financial interest which arises from or is attributable to the operation of the Cable System within the City, or other consideration derived directly or indirectly by a Grantee, its affiliates, subsidiaries, transferees, assignees, or any other Person in which the Grantee has a financial interest, arising from or attributable to the sale or exchange of cable services by Grantee or in any way derived from the Cable Service operation of its system in the City as pro-rated to the amount received within the Grantee's Taylorville, Illinois region. Said Gross
                             Revenues shall include but not limited to, monthly fees charged Subscribers for Basic Service, monthly fees charged Subscribers for any optional service;
                             monthly fees charged Subscribers for any tier of Cable Service other than Basic Service;
                             Installation, disconnection and re-connection fees;
                             leased Channel fees; fees, payments or other consideration received from programmers, except the consideration received from programmers for marketing purposes; Converter rentals; advertising revenues; revenues from home shopping Channels.

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GROSS REVENUES:
(Continued):                 This sum shall be the basis for computing the fee
                             imposed pursuant to Section 12.1 hereof. This sum shall not include any taxes on services furnished by Grantee which are levied directly upon any Subscriber or user by the State of Illinois, Marion
                             County, the City, or any other governmental unit which is collected by Grantee on behalf of such governmental unit, or revenue derived from a similar service that is regulated exclusively at the state or federal level when said service is a common carrier or utility service not subject to regulation.

HEADEND: The control center of a cable television system, where incoming signals are amplified, converted, processed, and combined into a common cable along with any origination cablecasting, for transmission to Subscribers. Headend usually includes antennas, preamplifiers, frequency converters, demodulators, processors, and other related equipment.

INSTALLATION:                Shall mean the connection between Subscriber Drop
                             cable to Subscribers' terminals.

INSTITUTIONAL
NETWORK: The network of cables of frequencies upstream under control of the City of Salem that connects Schools, government agencies, and similar institutions to the Cable System for retransmission Downstream to the Subscriber network or to a network dedicated specifically for the private use of Institutional Network Subscribers.

INTERACTIVE ON-
DEMAND SERVICES:             A service providing video programming to
                             Subscribers over switched networks on an on-demand, point-to-point basis, but does not include services providing video programming prescheduled by the programming provider.

INTERACTIVE
SYSTEM: A two-way Cable System that provides a Subscriber with the ability to enter commands or responses on an in-home terminal and general responses or stimuli at a remote location.

INTERCONNECT:                The physical connection of two or more Cable
                             Systems, or a Cable System and a communications company facility.

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LEASED ACCESS
CHANNEL: A cable television Channel or Channels, including input facilities and equipment, specifically designated for broadcasting which is provided by means of a lease arrangement for cablecast airtime between the Cable Operator and the Lessee. Shall include without limitation all use pursuant to
                             Section 612 of the Act (47 USC 532).

LOCAL ORIGINATION
CHANNEL: A Channel providing programs that are produced by the Cable Operator rather than those received by television broadcast stations or pay Channel distributors and other than those produced on Public, Educational, and Governmental Channels.

MATERIAL BREACH:             Any substantial deviation from the terms and
                             conditions of this Franchise, including, but not limited to, one or more causes for revocation as described in the Franchise Ordinance.

MODIFICATION:                Shall mean any Modification, Modification
                             agreement, or amendment to the Franchise Agreement entered into and between the Grantee and the City and made a part of the Franchise Agreement.

ORDINANCE:                   Shall mean Ordinance #96-19, An Ordinance To
                             Establish A Cable Telecommunications Franchise For the City Of Salem, Illinois dated August 5, 1996, as may be amended from time to time (also referred to as Franchise Ordinance).

PAY-PER-VIEW:                A usage-based fee structure used for cable
                             television programming in which the Subscriber is charged a price for individual programs requested.

PERSON: Shall mean any individual, firm, corporation, company, partnership, association, joint venture, trust, or organization of any kind and the lawful trustee, successor, transferee, assignee, or personal representative thereof.

PUBLIC ACCESS
SYSTEM: A Public Access Channel or Channels specifically designated as a non-commercial Public Access Channel available on a first-come, non-discriminatory basis, which may include facilities and equipment for such use as agreed to in the Franchise Agreement. Shall include without limitation all use pursuant to Sections 611 and 612 of the Act (47 USC 531, 47 USC 532).

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PUBLIC STREET:               Shall mean the surface and the space above and
                             below the surface of any public street, road, highway, lane, path, alley, court, boulevard, drive, avenue, parkway, driveway, or bridge, now or hereafter held by the City which shall entitle the City and the Grantee to the use thereof for the purpose of erecting, installing, and maintaining the Grantee's Cable System.

PUBLIC WAY:                  Shall mean the surface and space above and below
                             the surface of any conduit, tunnel, park, square, waterways, utility easements, or other public property now or hereafter held by the City which shall entitle the City and the Grantee to the use thereof for the purpose of erecting, installing, and maintaining the Grantee's Cable System.

SCHOOLS: Any public or private elementary School, secondary Schools, junior college, or university which conducts classes or provides instruction services which has been granted a certificate of recognition by the State of Illinois.

SERVICE CALL:                Shall include calls to the Grantee regarding
                             outages, poor picture and sound quality, billing problems which result in an adjustment to the Subscriber's account, and Installation and maintenance practices.

SHALL AND MUST:              Each is mandatory.

SUBSCRIBER:                  Shall mean any Person, firm, company, corporation,
                             or association who legally receives one or more of the services provided by the Grantee's Cable System and does not further distribute such services.

SUBSCRIBER DROP:             A cable which connects the tap or coupler of a
                             feeder cable to Subscriber's premises and television set.

UPSTREAM CHANNEL:            A Channel which is transmitted in a direction from
                             the Subscriber's television set to the Headend.

VERTICAL BLANKING
INTERVAL:                    The unused lines in each field of a television
                             signal (seen as a thick band when the television picture rolls over, usually at the beginning of each field), that instruct the television receiver to prepare for reception of the next field. Some of these lines may be used for teletext and captioning or maintain specialized test signals.

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SECTION 2:  GRANT OF NON-EXCLUSIVE FRANCHISE

         SECTION 2.1: GRANT OF OPERATION

         The City of Salem hereby grants to Grantee the non-exclusive right and privilege to construct, erect, operate, and maintain in, upon, along, across, over and under Public Streets, Public Ways and public places now laid out or dedicated, and all extensions thereof and thereto, in the City, poles, wires, cables, underground conduits, manholes, and other television conductors, and fixtures or appurtenances necessary for the maintenance and operation of a Cable System for the interception, production, sale, and distribution of audio, video, data, voice, and radio signals.

         SECTION 2.2: RIGHT OF CITY TO GRANT OTHER FRANCHISES

         Nothing in this Franchise Agreement shall affect the right of the Franchising Authority to grant to any other Person a Franchise or right to occupy and use the Public Streets, Public Ways or public places or any part thereof for the erection, installation, construction, reconstruction, operation, maintenance, dismantling, testing, or repair or use of the Cable System within the City of Salem.

         SECTION 2.3: GRANTEE TO HAVE NO RECOURSE

         The Grantee shall have no recourse whatsoever against the City for any loss, cost, expense, or damage arising out of any provision or requirement of this Agreement or its regulation or from the City's authority to grant additional Franchises. This shall not include negligent acts of the City, its agents, or employees.

         SECTION 2.4: COMPLIANCE WITH FRANCHISE ORDINANCE

         Having fully examined all of the provisions of the Franchise Ordinance, Grantee hereby accepts the award of the non-exclusive Franchise and expressly promises and agrees to comply with all applicable laws. Where there is a conflict between the Franchise Ordinance and the Franchise Agreement, the requirements of the Franchise Agreement shall control. The parties agree that all future amendments to the City's Cable Ordinance will not be applicable to Grantee without the express agreement of the Grantee, unless such amendments are for the purpose of the public health, safety, and welfare, and/or are to comply with Federal and State laws.

SECTION 3.0: TERM OF AGREEMENT

         SECTION 3.1: EFFECTIVE DATE

         The Agreement and the Franchise granted hereunder shall become effective upon execution, establishment, and delivery of the security fund and certificates of insurance as required in Sections 14 and 16 of this Agreement.

         SECTION 3.2: TERM OF AGREEMENT

         The grant of this Franchise shall be for a term of Seven (7) years beginning on the Effective Date of this Franchise. No later than one
         (1) year prior to the expiration date of this Agreement, the City Council shall evaluate Grantee's overall performance of the terms and conditions of the Ordinance and this Agreement, including the upgrading of the Cable System. If the City Council determines, in its sole discretion, that the Grantee has complied with this Agreement, including completing the upgrade of the Cable System in a timely manner, the City Council shall approve extending the term of this Franchise for an additional Three (3) years.

         The Grantor and the Grantee agree that at such time as this Franchise may expire by its terms, the parties will adhere to the Franchise renewal procedures contained in 47 U.S.C. 546, as that provision may exist at the time of renewal.

         If the Franchise is not automatically extended after seven (7) years for an additional three (3) years pursuant to paragraph 3.2 above, the Grantee shall be deemed to have submitted on a timely basis the renewal notification required under 47 U.S.C. 546 so as to entitle Grantee to all legal and procedural rights to which it may be entitled.

         SECTION 3.3: MATERIAL BREACH OF FRANCHISE

         The Franchise Agreement may be terminated for Material Breach of any term or condition hereof or for violations of any material provision of this Agreement, as provided in Section 27 of this Agreement.

SECTION 4.0: ACCEPTANCE OF FRANCHISE

         SECTION 4.1: BINDING AGREEMENT OF TERMS AND CONDITIONS

         The City and Grantee agree to be bound by, and to timely and fully perform and fulfill all of the terms, conditions, inducements, offers, promises, provisions, and representations of this Franchise Agreement. Anything contained herein to the contrary notwithstanding, all provisions of this Agreement shall be binding upon the Grantee, its successors, lessees, delegees, or assignees.

         SECTION 4.2: ACCEPTANCE OF POWER AND AUTHORITY OF CITY

         The Grantee expressly acknowledges that in accepting the Franchise it has relied upon its own investigation and understanding of the power and authority of the City to grant this Franchise.

         SECTION 4.3: FILING OF FRANCHISE AGREEMENT

         A fully executed copy of the Franchise Agreement shall be filed for record in the Office of the City Clerk at the Grantee's expense within thirty (30) days after the same is filed with the Franchising Authority. The recorded copies of such acceptance shall be obtained and preserved by the City Clerk. If one or both of the aforementioned fully executed copies of the Agreement are not filed or deposited as required, the Agreement shall not take effect but shall be null and void until said copy or copies are filed or deposited with the Franchising Authority and/or the City Clerk.

         SECTION 4.4: PREVIOUS RIGHTS ABANDONED

         This Franchise shall be in lieu of any and all other previous rights, privileges, powers, immunities, and authorities owned, possessed, controlled, or exercisable by the Grantee or any successor pertaining to the construction, operation, or maintenance of a Cable System in the City. The acceptance of the Franchise shall operate, as between Grantee and the Franchising Authority, as an abandonment of any and all such rights, privileges, powers, immunities, and authorities within the City. All construction, operation, and maintenance by the Grantee of any Cable System within the City shall be under the Franchise and not under any other right, privilege, power, immunity, or authority.

         SECTION 4.5: REGULATORY AUTHORITY

         Grantee agrees that it is and shall be subject to the regulatory authority of the City as set forth in this Franchise Agreement and as the Franchise Agreement may from time to time be supplemented or amended pursuant to agreement of the parties and by applicable law.

         SECTION 4.6: COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

         In the event any valid law, rule or regulation of any federal and state governing authority or agency having jurisdiction, including but not limited to, the Federal Communications Commission or its designated successor, contravenes the provision of this Agreement subsequent to its adoption; then the provisions hereof shall be superseded by any such valid law, rule, regulation, to the extent that the provisions hereof are in conflict and contrary to any such rule, law, or regulation.

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         SECTION 4.7: FRANCHISE VALIDITY

         The Grantee agrees, by the acceptance of this Franchise, to accept the validity of the terms and conditions of this Franchise in its entirety and that it will not, at any time, proceed against the Franchising Authority in any claim or proceeding challenging any term or provision of the Franchise as unreasonable, arbitrary, or void, or that the Franchising Authority did not have the authority to impose such term or condition.

         SECTION 4.8: FEE FOR PROFESSIONAL SERVICES PERTAINING TO FRANCHISE RENEWAL AND TRANSFER

         The Grantee shall provide to the Franchising Authority with the executed acceptance of the Franchise, a non-refundable fee for the transfer or renewal of Grantee's cable Franchise which shall be applied to solely defray costs incurred by the Franchising Authority for professional services incurred through the Franchise renewal process or the process of transfer, delegation, or assignment of the Franchise. The Grantee shall pay to the City the actual costs incurred by the City for review, analysis, and preparation of documents related to the process of transfer, delegation, or assignment of the Franchise to an amount which shall not exceed four thousand dollars ($4,000.00). The Grantee shall pay to the City the actual costs incurred by the City for the process of renewal of the Grantee's cable Franchise to an amount which shall not exceed twenty five thousand dollars ($25,000.00) multiplied by the Consumer Price Index (CPI) annually over the life of the Franchise. The Grantee may, at its discretion, pass through its costs of transfer, delegation, assignment, or renewal of its Franchise to its Subscribers. Payments made to the City for reimbursement of the costs of transfer, delegation, assignment, or renewal shall not be considered as a part of the Franchise Fees paid to the City.

         SECTION 4.9: ILLEGAL OR WRONGFUL CONDUCT; INDUCEMENTS

         Grantee represents, warrants, and guarantees that neither it, nor its representatives or agents have committed any illegal acts or engaged in any wrongful or illicit conduct contrary to, or in violation of any federal, state, or local law or regulation in connection with the obtaining of the Franchise. The Grantee by acceptance of this Franchise acknowledges that it has not been induced to enter into this Franchise by any understanding or promise or other statement, whether verbal or written, by or on behalf of the City concerning any term or condition of this Franchise that is not included in this Agreement.

         SECTION 4.10: FURTHER REPRESENTATIONS OF GRANTEE

         The Grantee further warrants and represents as follows:

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                  A.       That Grantee is a Georgia partnership
                           authorized to do business in the State of Illinois, in good standing and has full legal right and authority to enter into and fully execute and perform the terms of this Franchise Agreement;

                  B. That all corporate action required to authorize the acceptance of this Franchise Agreement, and execution and delivery of this Franchise Agreement and all other documents to be executed and/or delivered by the Grantee pursuant to this Franchise Agreement, and to authorize the performance by the Grantee of all its obligations under this Franchise Agreement have been validly and duly acted on and are in force and effect; and

                  C. That the Franchise Agreement and all other documents executed and/or delivered by the Grantee have been duly accepted and executed; and

                  D. That the Grantee has the financial, legal, technical, and construction capability to operate, maintain, rebuild, and upgrade the Cable System pursuant to the terms and conditions of this Franchise Agreement.

         SECTION 4.11: GRANTEE'S AUTHORIZED AGENT

         For purposes of this Franchise Agreement, Grantee authorizes and appoints the Regional Manager, Enstar Income Growth Program Six-A, L.P. d/b/a Falcon Cable TV, with offices located at 11 Clearing Avenue, Taylorville, Illinois 62568, to act as its registered agent, and represents to the Franchising Authority that such agent is authorized to accept notice and service on its behalf.

         SECTION 4.12: APPROVAL OF TRANSFERS, DELEGATIONS, OR ASSIGNMENTS OF OWNERSHIP

         The Grantee shall comply with the provisions regarding transfers, delegations, and assignments of ownership as stated in Sections 8.1 through 8.10 of the Franchise Ordinance; provided, however, that for the purposes of this Agreement, the following shall supersede the relevant provisions of Sections 8.1, 8.3, 8.7, and 8.9 of the
         Ordinance:

                  1. Prior written consent of the City for a transfer, delegation, or assignment of the Cable System shall be required in those cases where there is a change in the General Partner of the Grantee, a change of at least five percent (5%) of the partnership of the Grantee, or a change in the managing entity of the Grantee or a shift in control of the Grantee where such control is being substantially altered.

                  2. The Grantee may undertake limited hypothecation of the Cable System without the consent of the City Council where the Grantee seeks to hypothecate any or all of its assets in order to finance improvements to the Cable System. Any hypothecation of the Cable System contemplated by the Grantee shall be conducted in compliance with appropriate Illinois State Statutes.

                  3. The Grantee and the Franchising Authority shall, prior to review of the information required under
                           Section 8.6 (H), determine if said information shall be covered under a confidentiality agreement between the Franchising Authority and the Grantee, or if such information shall be reviewed by the Franchising Authority IN CAMERA. The Grantee shall not be required to comply with Section 8.6 (L) of the Franchise Ordinance as a result of an amendment to
                           Section 617 of the Cable Act regarding information required under Section 8.6 (L) by the Telecommunications Act of 1996.

                  4. The City shall reserve the right to negotiate any term or condition of the Franchise Agreement before any final decision to approve the sale, transfer, delegation, or assignment of the Franchise is approved. Where the City has requested negotiation of any term or condition of the Franchise Agreement, such modifications to the Agreement under negotiation shall only be accepted upon mutual agreement between the City and the Grantee.

SECTION 5.0: SERVICE AREA COVERED BY FRANCHISE AGREEMENT

         SECTION 5.1: PRIVILEGE TO OPERATE WITHIN MUNICIPAL CORPORATE LIMITS

         The Franchising Authority hereby extends to the Grantee the privilege of operating the Cable System within the corporate limits of the City as now or in the future may exist as shown on the map found in Appendix A.

SECTION 6.0: RETRANSMISSION OF SIGNALS WITHIN A STRUCTURE

         Installation or Subscriber use of Cable System service which involves the retransmission of the signal or signals to multiple reception points within a structure shall be negotiated between the Grantee and the owner of the structure.

SECTION 7.0: SYSTEM IMPROVEMENTS

         SECTION 7.1: UPGRADE OF CABLE SYSTEM

         The Grantee shall upgrade its Cable System within the Franchise Area. In accordance with its proposal of October 19, 1995, the upgraded Cable System will include a fiber-optic trunk and node topology. The Grantee shall have a twenty-four (24) month time period to complete make-ready and physical reconstruction of its Cable System.

         Within one hundred eighty (180) days of the date of this Agreement, the Grantee shall submit a written report of the status of the upgrade. Such report shall be in reasonable detail to permit the Grantor to assess the progress of the Grantee toward completion of the upgrade. Thereafter, the Grantee shall submit supplemental written reports to the Grantor not less often than quarterly.

         Where the Grantee reasonably believes and can establish that additional time beyond the aforementioned twenty-four (24) months is necessary for the completion of the reconstruction of the Cable System due to circumstances beyond its control as described in Section 7.5 hereunder, Grantee may be given temporary relief from the twenty-four (24) month requirement by the City Council upon request to and review by the City Council. Prior to the Grantee's upgrading of its Cable System, Grantee shall install auxiliary power sources at its Headend and surge protectors in the Cable System within ninety (90) days from the effective date of this Agreement in accordance with the terms of
         Section 8.7 hereinbelow.

         SECTION 7.2: CHANNEL CAPABILITY OF CABLE SYSTEM

                    A. Upon completion of the upgrade of the Cable System, said system shall have a minimum Channel capability on the Cable System of eighty-three (83) video programming services. The Cable System shall have the ability to support digitally compressed signals.

                    B. Grantee shall provide the Franchising Authority with a plan for implementation of no fewer than twenty-five
                         (25) additional Channels within three (3) months of the completion date of the reconstruction of the Cable System. Grantee shall begin to add Channels to the Cable System within two (2) months after the reconstruction of the Cable System is completed. Thereafter, the Grantee shall meet with the Franchising Authority on an informal basis to discuss planned Channel additions.

                    C. Grantee shall provide to all of its Subscribers all components of the television signal (video and audio) including, but not limited to, subcarriers and information in the Vertical Blanking Interval to the extent that such components are required to be carried by applicable federal law. Notwithstanding the foregoing, the Grantee shall, at all times during the term of this Agreement, provide to all Subscribers the component carried in Line

                         21 of the Video Blanking Interval. It is the intention of the foregoing sentence that the Grantee will provide the necessary component of the signal required for reception of closed-captioning data for the hearing impaired.

                    D. This Section shall supersede the provisions contained in Section 13.1 of the Franchise Ordinance.

         SECTION 7.3: SERVICE REQUIREMENTS

         Grantee shall configure the Cable System to enable Upstream and Downstream Channel transmission of video, data, and audio signals. Amplifiers installed by the Grantee shall be capable of supporting two-way and interactive services throughout the Franchise Area with the addition of the appropriate modular insertions.

         Grantee shall design said Cable System to provide capability for two-way Interactive System programming, Upstream and Downstream Channel capacity, digital radio and FM services, and access Channels. Services shall also include the capability to retransmit stereo audio signals of commercial AM and FM radio stations and stereo audio signals carried on video broadcast and cablecast programming. Implementation of the services as enumerated in this Section shall be at the discretion of the Grantee.

         SECTION 7.4: BENEFITS TO SUBSCRIBERS

         During the period between the enactment of the Franchise Agreement and the completion of reconstruction of the Cable System, Subscribers in the Franchise Area shall be entitled to all other benefits specified in this Agreement except for increased Channel capacity and other facilities or services which are intended to be provided until after completion of the Cable System upgrade.

         SECTION 7.5: FORCE MAJEURE

         No penalties of any kind shall be imposed against the Grantee for delays in completing the upgrade of the Cable System when such delays are caused by the following: war, riot, insurrection, rebellion, strike, lockout, unavoidable casualty or damage to personnel, materials, or equipment, fire, flood, storm, earthquake, tornado, orders of a court of competent jurisdiction, any act of God, vendor caused equipment delays, and any cause beyond the control of Grantee. In the case of a vendor caused equipment delay, the burden of proof will be on the Grantee to show that the delay was solely the fault of the vendor and that the vendor was an established equipment provider at the time the order was placed.

         SECTION 7.6: CONTINUOUS AND UNINTERRUPTED SERVICE

         During such times when the Cable System is undergoing reconstruction or modification, the Grantee shall conduct construction activities in such manner that all Subscribers may reasonably receive continuous, uninterrupted service, except in the case of an emergency. In the event that it is necessary for the Grantee to interrupt Subscriber service for a period longer than three (3) hours in any part of the City, the Franchising Authority shall be notified prior to the interruption. Any interrupted service shall be subject to the provisions of this Franchise Agreement.

         SECTION 7.7: PERIODIC TESTING AND COMPLIANCE WITH FCC STANDARDS

         Grantee shall comply with all Cable System testing regulations for video and audio signal quality, and signal leakage as specified in Title 47, Section 76, Subpart K of the Code of Federal Regulations. Regardless of the total number of tests mandated by the FCC or other federal rules applying to this system, Grantee offers and Franchising Authority agrees that Grantee shall perform inspection of no less than four (4) test points within the Franchise Area on a bi-annual basis when Grantee conducts FCC mandated proof-of-performance testing. No less than one (1) test point shall be at a widely scattered end of the longest cascade within the City. Grantee shall maintain periodic testing on this basis throughout the life of the Franchise. In conducting video and audio signal testing, Grantee shall follow testing procedures consistent with those set forth by the FCC. Grantee shall also comply with technical standards set forth by the FCC in providing those levels of video and audio signals which the FCC has deemed as being the minimum standards for cable TV reception. If the Grantee is found by the Franchising Authority to be in compliance with this Section, then the Grantee will be deemed to be in compliance with
         Section 13.4 of the Franchise Ordinance. In the event that the FCC allows the Franchising Authority through law or regulation to enact technical standards which exceed those of the FCC, then the Franchising Authority shall retain the right to adopt technical standards which exceed those of the FCC, but shall not do so until the Franchising Authority has consulted with the Grantee.

         SECTION 7.8: NEW SERVICES AND TECHNOLOGIES

         This Agreement may not restrain or prohibit Grantee from adding new services and/or technologies to the Cable System as they become available. Where Grantee contemplates addition of such services and/or technologies to the Cable System, Grantee shall make its best effort to notify the Franchising Authority within forty-five (45) calendar days of addition of such services and/or technologies, and, at a minimum within thirty (30) days, and provide a description of the proposed service(s) and/or technology or technologies to be implemented.

         SECTION 7.9: CONSTRUCTION BOND

         Upon initiation of the reconstruction of the Cable System, Grantee shall maintain and file with the Franchising Authority a Construction Bond in the amount of no less than Three Hundred Fifty Thousand Dollars ($350,000.00) or a sum of no less than the amount of ten (10) percent of the estimated Cable System reconstruction costs from a company authorized to do business in the State of Illinois and rated not lower than "B+" by Best Insurance Rating Service, to assure the satisfactory completion of the upgrading of the Cable System in accordance with this Agreement and the Franchise Ordinance. Once the upgrade has been completed, the Franchising Authority shall return the Construction Bond to the Grantee.

         SECTION 7.10: CONTINUOUS OPERATION

         Grantee shall operate and maintain its Cable System in a manner which will enable continuous twenty-four (24)-hour operation of all services as required herein.

         SECTION 7.11: TECHNICAL ASSISTANCE

         Upon the Franchising Authority's determination based on a reasonable belief that there are problems or deficiencies in Grantee's Cable System, and after the Grantee has received notice and opportunity to cure the problems or deficiencies in question, and such curative action has not addressed problems or deficiencies within the Cable System, the Franchising Authority may choose to engage a qualified technical consultant to aid the Franchising Authority in conducting oversight of the technical aspects of the Grantee's Cable System. The Franchising Authority may obtain the services for the technical consultant for a specific amount of time to be dedicated for said oversight and inspection. Grantee shall assume up to the amount of two thousand five hundred dollars ($2,500.00) incurred by the City for said technical consulting if problems or deficiencies are found.

SECTION 8.0: CONSTRUCTION STANDARDS

         SECTION 8.1: CONSTRUCTION TIMETABLE

         Grantee shall incorporate into this Franchise Agreement a best estimate of a schedule for reconstruction of the Cable System, including Grantee's timetable including phasing-in for commencement or enhancement of cable services to Subscribers. Said schedule shall be provided to the Grantor within ninety
(90) days of the execution of this Agreement and shall be attached hereto as Appendix B of this Agreement.

         SECTION 8.2: NON-STANDARD INSTALLATIONS

         Grantee shall build its Cable System so that it is capable of providing service to all residences and businesses located within the Franchise Area. Service will be provided at then-prevailing Installation charges except where the Subscriber Drop is not a standard Installation, in addition to the prevailing Installation charge, Grantee may charge the Subscriber the difference between Grantee's cost of installing a standard Installation and the cost of installing the non-standard Installation. For the purpose of this Agreement, a non-standard Installation shall mean a cable connection that is located more than one hundred fifty (150) feet from the existing distribution system, or such Installations where adverse terrain (such as excessive rocky conditions) or other factors render the extension of the system economically or technically more expensive or difficult than typically encountered by Grantee in its normal operations.

         SECTION 8.3: ADHERENCE TO ELECTRICAL AND SAFETY CODES

         The construction, installation, activation, re-activation, and operation of any portion of Grantee's signal origination or signal processing, or signal distribution system and equipment, including, but not limited to the towers, antennae, Headend, studio, trunk, and distribution system, drops, and fixed or portable equipment located on or off Subscriber-occupied property shall comply with all requirements of the applicable National Electrical Code (currently ANSI 70-1996 and replaced by subsequently promulgated editions), and the applicable National Electrical Safety Code (Currently ANSI C2-1996 and replaced by subsequently promulgated editions). Grantee shall at all times comply with other applicable federal, state, and local regulations, codes, and other ordinances of the City.

         SECTION 8.4: OVERHEAD AND UNDERGROUND INSTALLATION

                    A. All cables and wires shall be installed parallel with existing telephone and electric utility wires whenever possible. Where the Grantee has erected or installed multiple wiring configurations on utility poles, such configurations shall be in parallel arrangements and be properly bundled and lashed in accordance with engineering considerations and the applicable safety codes identified in Section 8.3. All installations shall be underground in those areas of the City where both telephone and electric utilities are underground at the time of installation of the Cable System.

                    B. In areas where both telephone and electric utility facilities are above ground at the time of the installation or reconstruction of the Cable System, the Grantee may install its service above ground, provided, however, that at such time as those facilities are placed underground by the utility companies, underground installations shall be in conformance with all applicable construction, electrical, and safety codes. Grantee will bury cable underground when pole clearance cannot be reasonably obtained. Where applicable, Grantee shall bury cable underground in conduit under Public Streets to areas that cannot be reasonably accessed. Grantee shall place its facilities underground pursuant to the same terms and conditions as all other utility companies. Underground installations shall be in compliance with all applicable construction, electrical, and safety codes.

         SECTION 8.5: GROUNDING

         All towers, antennas, satellite receive stations, and other exposed equipment of Grantee used in the provision of cable television service shall be properly grounded. Grantee at its discretion may properly ground said equipment in such a manner that exceeds normal engineering requirements, provided, however, that such grounding is in compliance with the National Electrical Code as referenced in Section 8.2 of this Agreement. Grantee shall also comply with grounding of system equipment and service connections as required under Section 13.8 of the Franchise Ordinance.

         SECTION 8.6: HEADEND FACILITY

         Indoor Headend components shall be wired according to applicable National Electrical Safety Code standards and shall be placed in a properly ventilated and air-conditioned environment. Outdoor Headend components, including but not limited to, towers, antennas, and satellite receive stations shall be properly anchored and wired in accordance with NCTA Standards of Good Engineering Practices (NCTA 008-0477 EIA Standard RS-222C, "Structural Standards for Steel Towers and Antenna Supporting Structures") and shall be properly lighted in accordance with the appropriate Federal Aviation Administration and Federal Communications Commission rules and regulations as now or hereafter amended. The Headend shall be equipped with a standby auxiliary power supply for the purpose of maintaining operations during periods of outage, maintenance, or repair-related downtime.

         SECTION 8.7: OUTAGE PREVENTION

         Grantee shall take measures necessary to prevent Cable System service outages. Such measures shall include installing auxiliary power sources at the Headend within ninety (90) days from the effective date of this Agreement. As a part of its reconstruction of the Cable System, Grantee shall enable installation of surge protectors at each optical node location or included within any amplifier unit throughout the system, and installation of stand-by power supplies at each optical node location which shall have a capacity to provide power to the Cable System for a period of at least three (3) hours in such event where technology of outage prevention changes to the extent that a more efficient method of surge protection becomes available, the Franchising Authority and Grantee shall agree to a reconfiguration of surge protection devices and locations throughout the system. This Section shall supersede Section 13.7 of the Franchise Ordinance, provided that outages which occur as a result of service interruptions or maintenance are subject to the provisions of this Section.

         SECTION 8.8: EMERGENCY REMOVAL OF PLANT

         If, at any time, in case of fire or other disaster within the City, it shall become necessary in the judgment of the City to cut or move any of the wires, cables, amplifiers, power supplies, appliances, or appurtenances of the Grantee, City shall not be liable for cutting or moving, provided, however, that nothing herein shall be construed to preclude liability for willful and wanton acts.

         SECTION 8.9: DAMAGE TO CITY PROPERTY

         Where any damage is caused to any City property during construction, installation, or maintenance by Grantee, the cost of such repairs including all service and materials required by the City will be billed to the Grantee. The charges shall be paid within forty-five days of the date of billing or the City, at its option, may withdraw the cost of such repairs from the Security Fund established by Section 14 of this Agreement.

         SECTION 8.10: ENFORCEMENT OF USE OF PUBLIC STREETS AND PUBLIC WAYS

         Through its acceptance of this Agreement, Grantee agrees to comply with the provisions of this Agreement, the Franchise Ordinance, and other applicable ordinances, regulations, and codes of the City regarding the installation, maintenance, repair, excavation, and replacement of wires, cables, conduit, pedestal boxes, and other appurtenance installed upon or beneath the Public Streets and Public Ways belonging to the City. The City shall have the right to enforce the Franchise Agreement, Franchise Ordinance, and other appropriate ordinances, regulations, and codes where the City reasonably believes that Grantee has committed a violation. This Section shall not limit City from providing to Grantee a notice and opportunity to cure the violation when it is believed by the City that a violation has occurred.

         SECTION 8.11: CITY'S RIGHT OF CABLE SYSTEM INSTALLATION

         The City reserves the right during the life of this Franchise to install and maintain free of charge upon or in the poles and conduits of the Grantee any wire and pole fixtures necessary for municipal subsystems on the condition that such Installation and maintenance thereof does not interfere with the operation and any future use of the Grantee.

         SECTION 8.12: FAILURE TO PERFORM

         In the case of a failure to perform within the provisions of this Section, the Franchising Authority shall consider such failures to perform as a Material Breach of the Franchise. The Franchising Authority shall provide Grantee with notice and opportunity of no less than thirty (30) days to cure such violations, however, if Grantee fails to cure such violations after reasonable notice and opportunity have been provided, the Franchising Authority may consider Grantee to be in default of the Franchise and may, at its option, initiate any proceeding authorized by the Franchise Ordinance or this Agreement.

SECTION 9: INSTITUTIONAL NETWORK

         SECTION 9.1: INSTITUTIONAL NETWORK CAPABILITIES AND DETERMINATIONS BY THE CITY

         As part of its system upgrade, Grantee may be required by the City, pursuant to the procedure below, to provide Institutional Network (I-Net) capacity to serve locations identified on the list and map in Appendix E. Following Grantee's completion of initial system design work, but prior to substantial system construction work, Grantee shall provide to the City alternative methods and estimated costs to provide one-way and two-way audio, video, voice, and data transmission from within the Institutional Network, and capability to connect to the Internet. The City shall then have a period of sixty (60) days in which to evaluate alternative Institutional Network approaches, possible benefits to the community, and the costs which would have to be paid by the City and cable Subscribers.

         Grantee may be required by the City to dedicate no more than two (2) strands of fiber-optic cable for non-profit institutional use in order to connect institutional users to the nearest fiber optic cable, either by fiber or by coaxial cable to one interior connecting point within each location listed in Appendix E, however, Grantee shall not be required to provide any additional wiring within such location, unless the Institutional User (herein defined as an applicable non-profit governmental unit, library, School, hospital or agency) and the Grantee have entered into an agreement committing the Institutional User to utilize the I-Net, including applicable usage charges, and to pay the Grantee the cost of any additional wiring required.

         If the City makes an initial decision to require Grantee to construct an I-Net, it shall determine whether the costs of constructing and installing the I-Net shall be paid directly by the City, or whether such costs shall be paid by cable Subscribers. If the City agrees to pay all costs required for construction and installation of the I-Net, Grantee shall charge only the incremental increase in labor and materials costs for the I-Net, over and above the costs Grantee otherwise would have incurred for its system upgrade. If, however, Grantee has to pass-through the costs of the I-Net to cable Subscribers as a part of their monthly bills, then Grantee may charge both the incremental costs of construction and interest costs which are permitted under FCC rules.

         SECTION 9.2: IMPLEMENTATION OF INSTITUTIONAL NETWORK

                    A. As of the effective date of this Agreement, the Grantee recognizes that the City and other identified I-Net users will need a period of time to plan and organize user applications for use of the I-Net. At such time after the completion of the reconstruction of the Cable System that the City and other I-Net user entities have completed their plans for I-Net applications, the City shall notify the Grantee that it is ready to begin implementation of I-Net applications, and the Grantee shall cooperate to the fullest extent in assisting the City and any of the other identified I-Net user entities listed in Appendix E with activating the network. Such assistance shall include providing appropriate switching and routing equipment at the Headend.

                    B. It is understood that each I-Net user entity shall be responsible for providing its own end-user equipment; provided, however, that the Grantee may, at its discretion, participate in joint grant applications between the City and the Salem Public School district, to the State or Federal governments, or to private sources, for the purpose of receiving outside funding which would significantly defray the costs of end-user equipment.

                    C. The Grantee shall conduct tests of the I-Net cabling on a bi-annual basis for video, audio, data, signal quality, and signal leakage at such time when the City or other user entities are using the I-Net. The grantee may conduct such tests at the same time as it conducts FCC Proof-of-Performance testing on the Cable System. Grantee shall maintain the I-Net cable to the extent that signal leakage, if any, falls within parameters set by the FCC.

                    D. The Grantee shall offer to each I-Net user entity which has committed to the Grantee that it will use the I-Net, the opportunity to separately contract with the Grantee or the Grantee's subcontractor, for I-Net maintenance, repairs, and technical assistance.

SECTION 10: CUSTOMER SERVICE

         SECTION 10.1: LOCAL FACILITY

                    A. Grantee shall maintain on its own, or in concert with a third party, a Customer Service Facility within the boundaries of the City of Salem with the capacity to accept payments, respond to repair, Installation, or other Service Calls, distribute or receive Converter boxes, remote control units, or other related equipment, and receive service inquiries. The Grantee shall notify the Franchising Authority in writing on how it intends to comply with this provision.

                    B. Within ninety (90) days of the acceptance of a Franchise Agreement, said Customer Service Facility shall be open to the general public at least a minimum of forty-four (44) hours per week. Of that time, there shall be a minimum of four hours on Saturday between 9:00 AM and 5:00 PM, and at least one day per week in which the office is open between 8:00 AM to 10:00 AM, and one day per week in which the office is open between 5:00 PM and 7:00 PM.

         SECTION 10.2: EQUIPMENT

                    A. A Subscriber may, at his option, obtain Converter box, remote control, cable modem and/or digital stereo equipment from any party for the reception of cable video and digital audio signals. Grantee shall condition cable service or the continuation thereof under this Agreement on a Subscriber's purchase of Converter box, remote control, cable on-line services, and/or digital stereo equipment which is technically compatible with Grantee's system and may be controlled by the Grantee.

                    B. In the event that a Subscriber seeks to purchase an addressable Converter from an outside source other than the Grantee, Grantee shall provide, upon inquiry by the Subscriber, the brand and model number of its addressable Converter box or boxes in use within the Franchise Area. For the purpose of receiving cable programming, the Subscriber shall be responsible for notifying the Grantee and providing Grantee with terminal and chip serial number information. The Subscriber shall not be billed for equipment rental charges, however, Grantee may, at its option, charge a reasonable fee for activation of said Converter box, remote control or cable modem unit. The Subscriber's purchase of the aforementioned Converter box shall be at his own risk. Grantee shall not be responsible for any defects in the manufacture of said Converter box, remote control, or cable modem, any repairs or maintenance, or any compatibility-related issues.

                    C. Upon disconnection of service by a Subscriber, all of the Grantee's remaining cable equipment, except internal Dwelling Unit or commercial unit wiring, shall be removed at the Subscriber's request within a reasonable time, such time not to exceed one (1) month. The actual costs of removal of equipment above and beyond that which is usually removed during a standard disconnection shall be borne by the Subscriber. Grantee shall also advise the Subscriber of the additional costs prior to the removal.

                    D. Grantee shall not compel a Subscriber to accept and pay for any Converter Box with addressable capacity for the Basic Service Tier or expanded basic service if the Subscriber indicates that he or she does not desire such equipment.

         SECTION 10.3: SOLICITATION OF SUBSCRIBERS

         Nothing shall prohibit Grantee from soliciting subscriptions prior to commencement of operation provided that each such potential Subscriber is advised in writing:

                    1)   That cable service is not immediately available;

                    2) Of a reasonable estimate of time when the Cable System will commence operations;

                    3) That such Subscriber may cancel his or her subscription at any time prior to the commencement of service and thereby accrue no charge or penalty and that deposits, if any, shall be refunded within thirty (30) calendar days.

         Grantee shall provide to the Franchising Authority all solicitation materials received by a Subscriber in the solicitation or education of potential and current subscribers. All marketing, customer service, management, and salespersons shall identify themselves by name over the phone; or in person with a visible name/picture ID worn on the outer clothing.

         SECTION 10.4: COMPLAINT RESOLUTION PROCEDURE

         As a condition of this Franchise, Grantee shall implement a procedure to resolve Subscriber complaints in accordance with its internal policies and Section 19.10 of the Franchise Ordinance.

         SECTION 10.5: COMPLAINT PROCEDURE NOTIFICATION

         Grantee shall follow the procedure for handling Subscriber complaints as delineated in Section 19.10 (A)-(C) of the Franchise Ordinance. Within three (3) months from the date of execution of this Franchise Agreement, Grantee shall notify all current Subscribers of the complaint process, the rights to credits for outages, the service call response requirement, policies concerning disconnection and reconnection and the requirement to remove Grantee's equipment from Subscriber premises upon disconnection. Subsequently, Grantee shall provide this information on an annual basis. Upon execution of this Franchise Agreement, Grantee shall begin, within three (3) months, notifying all new Subscribers of the above specified information at the time original service is obtained.

         SECTION 10.6: COMMUNICATIONS TO SUBSCRIBERS

         Grantee shall provide at the time of Installation, at least annually, when there is a change to information provided Subscribers, and upon request by a Subscriber, that information which is required to be provided under Section 19.1 (A)-(F) of the Franchise Ordinance, along with the Grantee's policies regarding disconnection and reconnection of service.

         SECTION 10.7: REFUNDS

         Grantee shall establish and conform to the following policy regarding refunds to Subscribers:

                  A. If Grantee collects a deposit or advance charge on any service or equipment requested by a Subscriber, Grantee shall provide the service or equipment within thirty (30) days of the collection of the deposit or charge or it shall refund the deposit or charge within 45 days thereafter. Nothing in this Agreement shall be construed to:

                           1. relieve the Grantee of any responsibility to Subscribers under any contractual agreements into which it enters with them; or

                           2. limit Grantee's liability for damages because of its failure to provide the service for which the deposit or charge was made.

         SECTION 10.8: RESPONSE TO SUBSCRIBER COMPLAINTS AND SERVICE REQUESTS

                    A. Grantee shall, under normal operating conditions, answer telephones staffed by customer service representatives, or through a service or automated response system, within thirty (30) seconds, including wait time, from when the connection is made. If the call needs to be transferred, transfer time shall not exceed ninety (90) seconds.

                         These standards stated herein shall be met no less than ninety (90) percent of the time as measured on a quarterly basis under normal operating conditions. Grantee shall follow the definition for normal operating conditions as established by the FCC under Code of Federal Regulations Title 47, Section
                         76.309 (c)(4)(ii).

                    B. Grantee shall, under normal operating conditions, assure that the customer obtain a busy signal no more than three (3) percent of the time as measured on a quarterly basis.

                    C. Incoming telephone calls from Subscribers to the Grantee shall not exceed an abandonment rate of five
                         (5) percent as measured on a quarterly basis.

                    D. Grantee shall establish a maintenance service capable of identifying, locating, and correcting system malfunctions in an expeditious manner. Said service shall be available on a twenty-four (24) hour basis, seven (7) days per week to restore service of the Cable System to Subscribers in the event of significant deficiencies or failure of the Cable System.

                    E. Grantee shall provide to Subscribers a listed local or toll-free telephone number for service and repair calls. The telephone number may be the same as that required by Section 19.4 (A) of the Franchise Ordinance.

                    F. Excluding conditions beyond the control of the Grantee, Grantee shall begin working on outages to cable service promptly, and in no event shall the response time for calls received between 7:00 AM and 12:00 Midnight exceed four (4) hours, except that the Grantee or its employees shall not be required to perform work past 12:00 Midnight, it shall complete the work necessary to correct the interruption, the following day.

                  The Grantee shall begin action to correct interruptions not later than 7:00 AM if the call is received after 12:00 Midnight. Excluding conditions beyond the control of the Grantee, Grantee shall begin working on service calls and service requests the same day the request is received, and in no event shall the response time exceed 24 hours. For the purpose of this Agreement, an outage shall be defined as cessation of video and/or audio reception on one or more Channels affecting three (3) or more Subscribers who receive services from the same trunk, feeder line, or node, or who receive service from the same Cable System tap serving a multi-family dwelling. This Section shall supersede the terms and conditions of Section 19.5 (C) of the Cable Communications Ordinance.

                    G. For Installation, and Installation-related activity calls, the Grantee shall establish either a specific time for an appointment with the customer, or at maximum: 1. a four-hour time block from the effective date of this Agreement; 2. Grantee, if feasible, shall establish a goal of achieving a three-hour time block for scheduling Installation, and Installation-related activities within one year from the effective date of this Agreement, and 3. a goal, if feasible, of achieving a two-hour time block within two years from the effective date of this Agreement and thereafter for the duration of this Agreement. Said time blocks shall be scheduled during the Grantee's hours of operations. The Grantee may, at its discretion, schedule Installation, or Installation-related activities outside of its usual hours of operations for the express convenience of the customer. This Section shall supersede the terms and conditions of Section 19.5 (D) of the Cable Communications Ordinance.

                    H. Grantee, or its agents or designees, shall not cancel an appointment with a customer after the close of business on the business day prior to the appointment.

                    I. Upon completion of the service call, Installation, or Installation-related activity, the customer shall receive a notification of the service call. Grantee may either notify the Customer in person, directly contact a customer by phone, which may include placing a message on the customer's answering machine or voice mail if necessary, leave a notification attached to the front door of the Subscriber's premises, or send said report by United States mail within fourteen (14) days of the service date if the customer is not present at the time of the service call.

                    J. A representative of the Grantee shall contact a customer in the event that a service repair technician or other representative of the Grantee is running late for an appointment and will be unable to keep the scheduled appointment time. Grantee or its representative shall reschedule the appointment, as necessary, at a time which is convenient to the customer.

                    K. The Grantee shall issue a credit equal to one day of service if the Grantee's technician is unable to make a scheduled Service Call appointment or is unable to complete a scheduled Service Call due to a late arrival.

                    L. The standards promulgated in Section 10.8 D-K shall be met no less than ninety-five (95) percent of the time measured on a quarterly basis.

         SECTION 10.9: MAINTENANCE OF CUSTOMER SERVICE COMPLAINT AND OUTAGE RECORDS

         Grantee shall maintain customer service records in accordance with the records retention policy of Falcon Communications Corporation, a copy of which is attached as Exhibit F. Grantee shall notify the Franchising Authority prior to any change in said policy which affects the length said records are retained.

         SECTION 10.10: SUBSCRIBER PRIVACY

         The Grantee shall comply with all applicable local and state laws, rules, and regulations regarding the privacy of cable Subscribers, and shall fully comply with federal laws concerning the privacy of cable Subscribers as expressed in Section 631 et. seq. of the Cable Communications Policy Act of 1984 as now or hereafter amended (47 CFR
         551) or any successor provision.

SECTION 11: RATE REGULATION

         Grantee shall recognize the right of the City to exercise its authority to regulate rates for basic cable services and associated equipment and services necessary to provide basic cable service to Subscribers. Grantee shall abide by all applicable laws, rules, regulations, and orders with regard to rates and regulation thereof by the City as promulgated by the FCC and the City. City and Grantee agree that any amendment or modification of rules with regard to rates and regulation now or hereafter amended, shall apply to this Franchise Agreement.

SECTION 12: FRANCHISE FEES/USAGE OF FEES AND OTHER SUPPORT

         SECTION 12.1: FRANCHISE FEE CALCULATION

                    A. As part of the consideration supporting the award of this Franchise Agreement and City's permission to use the Public Streets and Public Ways and lands of the City, Grantee shall pay to the City on a quarterly basis in the manner as specified in Section 11.1 of the Ordinance which may include delivery by overnight courier or a form of registered mail, an amount equal to five (5) percent per year of Grantee's annual Gross Revenues received, as permitted by law less refunds for the quarter. Gross Revenue shall be defined as stated in Section 1.0 hereinabove. To the extent permitted by law, and in accordance therewith, increases in Franchise Fees may be levied by the City after thirty
                         (30) days advance written notice is given to Grantee.

                    B. Within one hundred twenty (120) days of the end of each fiscal year of the Grantee, the Grantee will submit a statement, sworn to as true and correct, by the Chief Financial Officer or Comptroller of the Grantee, setting forth the Gross Revenues received in the Franchise Area. The Subscriber-related Gross Revenues will be derived from the Grantee's Subscriber billing reports and reported in accordance with the items set forth in Section 11.1 (A-F) and (I) of the Ordinance. The non-Subscriber Gross Revenues will be expressed as a ratio of the number of Subscribers in the Franchise Area and the total number of Subscribers in the operational region in which the Franchise Area is located. Such statement will also include the total amount of refunds to Subscribers in the Franchise Area. The provisions of this Subsection shall be deemed by the Franchising Authority and the Grantee to have satisfied Section 11.2 of the Cable Ordinance.

                    C. The Franchising Authority and the Grantee agree that the accounting records of the Grantee are not maintained in a manner which permits the Grantee to produce financial statements pertaining solely to the operation of the Cable System in the City of Salem, or to report information on non-Subscriber Franchise Fee payments as specifically required in Section 11.1 (G-H) and (J-K) of the Cable Ordinance. Therefore, the reporting requirements for non-Subscriber Gross Revenues contained herein shall fulfill the related requirements for reporting non-Subscriber Gross Revenues in the Cable Ordinance. The Franchising Authority shall maintain its right to conduct agreed-upon procedures evaluations (as stipulated in this Section 12.1), and to audit, in accordance with
                         Section 11.3 and 12.1 of the Ordinance, this Section, and Section 13.1 of this Agreement; provided, however, that in conducting such agreed-upon procedures evaluations or audit, the Franchising Authority shall proceed in accordance with the terms and conditions of Sections 12 and 13 of this Agreement.

         SECTION 12.2: PAYMENT OF FRANCHISE FEE IN THE EVENT OF TERMINATION OR CANCELLATION

         In the event Grantee continues operation of any part or all of the Cable System beyond the cancellation or expiration of this Franchise Agreement, Grantee shall pay to the City the compensation as set forth hereinabove at the rate in effect at the time of such cancellation or expiration, and in the manner set forth in this Franchise Agreement, together with all taxes it would have been required to pay had its operation been duly authorized.

         SECTION 12.3: ACCEPTANCE OF PAYMENT

         The acceptance of any payment required hereunder by the City shall not be construed as an acknowledgment that the amount paid is the correct amount due nor shall such acceptance of payment be construed as a release of any claim which the City may have for further or additional sums due and payable.

         SECTION 12.4: FRANCHISE FEE RATE

         The City shall have the right to levy a Franchise Fee of no less than three percent (3%) and no more than five percent (5%) of Gross Revenues as defined herein. As of the effective date of this Agreement, the City and the Grantee recognize that the current base rate of the City's Franchise Fees shall be three percent (3%) of Gross Revenues, and further recognize that the City shall have the right to increase Franchise Fees up to a level of five percent (5%) of Gross Revenues upon ninety (90) days written notice to the Grantee.

SECTION 13: FRANCHISE FEE AUDITS OR AGREED-UPON PROCEDURES

         SECTION 13.1: RIGHT OF FRANCHISING AUTHORITY TO INSPECT AND AUDIT

         The Franchising Authority shall have the right to inspect Grantee's income records, worksheets, notes, journals, ledgers, and other such appropriate and relevant financial records. The Franchising Authority shall have the right of audit and to conduct agreed-upon procedures evaluations, and to require recomputation of any amounts determined to be payable under this Section and Section 12 hereinabove; provided, however, that those procedures for conducting such agreed-upon procedures evaluations or audits as performed by either the Grantee or the Franchising Authority that are stated in the Ordinance shall be superseded by those stated in this Agreement.

         SECTION 13.2: EXAMINATION OF RECORDS; EXPENSES AND COSTS

                  A. Grantee shall complete an agreed-upon procedures evaluation by an independent and certified auditing firm every three (3) years for the most recent year ended, during the life of this Franchise beginning three (3) years from the effective date of this Agreement, starting with the Fiscal year ending in 2000. Such evaluation report shall be submitted within one hundred twenty (120) days from the end of the fiscal year. The Franchising Authority shall have the right to review the agreed-upon procedures evaluation. If, upon the conclusion of the Franchising Authority's review of the evaluation, the Franchising Authority finds that based upon a reasonable justification that sufficient cause exists for further analysis of the Grantee's financial records, then the Franchising Authority may conduct its own agreed-upon procedures evaluation.

                           Grantee shall make available all records upon request and with notice of the Franchising Authority or its designee as are reasonably required for the conducting of an agreed-upon procedures evaluation at a location which the Franchising Authority has agreed to. Examination of said records by the Franchising Authority or its designee shall be conducted during the Grantee's regular business hours. In the event that certain necessary records or documents cannot be made available at the location agreed to by the Franchising Authority, Franchising Authority may, at its option, send its designee to the location where Grantee has stored such records.

                  B. The cost of said agreed-upon procedures evaluation and audit (as referenced in Section 11.3 and 12.1 of the Ordinance) shall be borne by the Grantee if it is determined that the Grantee's annual payment to the City for the preceding year is increased by more than four (4) percent, otherwise such costs shall be borne by the Franchising Authority at its sole expense. The aforementioned costs shall include all reasonable and customary travel expenses incurred by the Franchising Authority.

         SECTION 13.3: PAYMENTS OF AMOUNTS DUE

         Any additional amount due as a result of such audit or agreed-upon procedures shall be paid within thirty (30) days following written notice to the Grantee by the Franchising Authority which notice shall include a copy of the audit report or agreed-upon procedures report.

SECTION 14: SECURITY FUND; PERFORMANCE BOND

          A. In accordance with the provisions of the Franchise Ordinance, the Grantee shall, as a security fund for the faithful performance by the Grantee of all terms and conditions of the Franchise, secure and provide a Security Fund to the City in the form of a cash escrow in the amount of five thousand dollars ($5,000.00) and a performance bond or corporate guaranty in substantially the form attached hereto in Appendix D, in the amount of forty thousand dollars ($40,000.00) in favor of the City granting the City authority to unilaterally draw down from said cash escrow, performance bond or corporate guaranty. Such cash escrow shall be used by the City to draw down liquidated damages for violation of the terms and conditions of the Franchise.

               In the event that the City should draw down from the cash escrow provided, the Grantee shall restore the value of said cash escrow or corporate guaranty to the total amount provided in this Agreement within thirty (30) calendar days. In the event that no withdrawals are required by the City during the first four (4) years of this Franchise Agreement, the amount of the security fund shall be reduced to three thousand dollars ($3,000.00).

               In the event that a withdrawal is required by the City within the first four (4) years of this Agreement, the amount of said security fund may be increased to an amount not to exceed seven thousand dollars ($7,000.00) in the reasonable exercise of the City's sole discretion upon sixty (60) calendar days notice to Grantee. Grantee shall not use the security fund for other purposes and shall not assign, pledge, or encumber said cash escrow or corporate guaranty for any purpose. The remaining portions of this Section shall continue to apply.

               The Grantee shall maintain, and by its acceptance of this Franchise agrees that it will maintain throughout the term of this Franchise, or any renewal, or extension thereof or as required in the Franchise Ordinance, a faithful performance bond running to the City, with at least one good and sufficient surety or other financial guaranty approved by the Franchising Authority, in the penal sum of forty thousand dollars ($40,000.00) conditioned upon the faithful performance of the Grantee and upon the further condition that in the event the Grantee shall fail to comply with any law, ordinances, or regulation governing the Franchise, there shall be recoverable jointly and severally from the principal and surety of the bond, any damages or loss suffered by the City as a result, including the full amount of any compensation, indemnification, or cost of removal or abandonment of any property of the Grantee, plus a reasonable allowance for attorney's fees and costs, up to the full amount of the bond. The bond shall contain the following endorsement:

               It is hereby understood and agreed that this bond may not be canceled nor the intention not to renew be stated until thirty
               (30) days after receipt by the City Clerk of the City by registered United States Mail of two (2) copies of a written notice of such cancellation or intention not to renew.

               Two (2) copies of the performance bond or certified copies thereof and written evidence of payment of required premium, shall be filed and maintained with the City Clerk during the term of the Franchise or any renewal thereof. The City Council shall consider a request from Grantee to reduce the amount of the performance bond after complete upgrading, construction, and installation of the Cable System.

         B. The security fund provided pursuant to this Franchise Agreement shall become the property of the City as liquidated damages, in the event that this Franchise Agreement is terminated by reason of default of the Grantee or revoked for cause. Grantee, however, shall be entitled to return of such security fund or portion thereof as remains on deposit at the expiration of the term of the Franchise, or upon termination of the Franchise at an earlier date, provided that there is then no outstanding default on the part of Grantee.

         C. The rights reserved to City with respect to the security fund are in addition to other rights of City, whether reserved by this Agreement or authorized by law, and no action, proceeding, or exercise of a right with respect to such Security Fund shall affect any other right that City may have.

SECTION 15: DAMAGES AND DEFENSE

         Grantee shall hold harmless City for all damages and penalties as a result of Grantee's construction, reconstruction, upgrade, operation, and maintenance of the Cable System. These damages and penalties shall include, but not be limited to, damages arising out of copyright infringement, defamation, and all other damages arising out of the construction, operation, maintenance, reconstruction, or upgrade of the Cable System authorized herein, whether or not any act or omission complained of is authorized, allowed, or prohibited by the Franchise.

SECTION 16: LIABILITY INSURANCE AND INDEMNIFICATION

         Grantee shall procure and maintain, throughout the term of this Franchise, liability workers's compensation, and those types of insurance referred to in Section 15 of the Franchise Ordinance, from an insurer licensed to do business in the State of Illinois carrying a rating of B+ by Best's Insurance Rating Services, and approved by the City. Said insurance shall insure Grantee and City with regard to all damages mentioned in Section 15 hereinabove and in Section 15.1
         (A)(1-3) of the Franchise Ordinance, in the minimum amounts of:

                  $ 2,000,000 for bodily injury or death to any one (1) person;

                  $ 2,000,000 for bodily injury or death resulting from any one
                  (1) occurrence;

                  $10,000,000 for umbrella liability coverage.

         At the time of acceptance, Grantee shall furnish to Franchising Authority a certificate naming the City, its officers, agents, and employees as additional insureds. Such certificate shall require that the Franchising Authority be notified at least thirty (30) days in advance prior to any expiration, and thirty (30) days in advance prior to any cancellation. All premiums on policies required by this Franchise Agreement shall be at the expense of the Grantee.

SECTION 17: LIQUIDATED DAMAGES

         SECTION 17.1: DAMAGE AMOUNTS

         By acceptance of a Franchise granted hereunder, the Grantee understands and agrees that failure to comply with any time and performance requirements as stipulated under the Ordinance or this Franchise will result in damage to the City, and that it may be impracticable to determine the actual amount of such damage in the event of delay or nonperformance; therefore, the Grantee agrees that it shall pay to the City the following amounts which shall be chargeable to the Grantee:

               A. For failure to substantially complete Cable System reconstruction in accordance with the provisions of this Agreement and the Franchise Ordinance unless the Franchising Authority approves the delay, or unless such delay was unavoidable under Section 7.5 of this Agreement, the amount shall be five hundred dollars ($500.00) per day.

               B. For failure to obtain a permit where construction, reconstruction, or relocation of the Cable System or its components within the Public Ways of the City is undertaken, the amount shall be fifty dollars ($50.00) per day.

               C. For failure of the Grantee to comply with construction, operation, or maintenance standards, the amount shall be one hundred dollars ($100.00) per day.

               D.   For failure to provide customer services as stated in
                    Section 10 of this Agreement or Section 19.1 et. seq. of the Franchise Agreement, the amount shall be one hundred dollars ($100.00) per day.

               E. For failure to test, analyze, and report on the performance of the Cable System following a request by the Franchising Authority, the amount shall be one hundred dollars ($100.00) per day.

               F. For failure to provide data, documents, reports, or information, or to cooperate with the Franchising Authority during a performance review of the Cable System or during a Franchise Fee audit or agreed-upon procedures evaluation, the amount shall be one hundred dollars ($100.00) per day.

               G. For failure to submit timely reports as required under this Agreement and the Franchise Ordinance, the amount shall be fifty dollars ($50.00) per day until such reports are received by the Franchising Authority.

               H. For failure to comply with the material provisions of this Agreement for which an amount is not otherwise specifically provided pursuant to this Section, the amount shall be one hundred dollars ($100.00) per day.

         SECTION 17.2: RIGHT TO REDUCE OR WAIVE DAMAGES

         The Franchising Authority retains the right, at its sole discretion, to reduce or waive any of the above listed damage amounts where extenuating circumstances or conditions beyond the control of the Grantee are found to exist.

         SECTION 17.3: OTHER REMEDIES

         Exclusive of the damages provided hereinabove, a violation of any material provision of the Franchise Agreement shall be considered a separate violation for which a separate remedy available contractually, at law or in equity may be imposed.

         SECTION 17.4: PROCEDURE

               A. The Franchising Authority shall notify the Grantee in writing of any alleged violation(s) or failure to meet any of the terms or provisions of this Franchise Agreement or the Franchise Ordinance. The Grantee shall be given thirty
                    (30) days from the date of receipt of such notice to respond in writing, stating its explanation for the alleged violation(s) and what actions, if any, have been or are being taken to cure the alleged violation(s) or lack of compliance.

                    1. Where the Grantee has failed to perform any of the provisions of Section 8 of this Agreement, the Franchising Authority shall consider such failures to perform as a material breach of the Franchise and shall provide the Grantee with notice and opportunity of no less than thirty (30) days to cure such violations. However, if Grantee fails to cure such violations after reasonable notice and opportunity have been provided, the Grantee may be considered to be in default of the Franchise, and the Franchising Authority may, at its option, initiate the procedure authorized in this Section hereinbelow.

               B. Upon receipt of the Grantee's response, the Franchising Authority may accept the Grantee's explanation and/or remedy proposed. Alternatively, if the Franchising Authority does not accept the Grantee's explanation or believes that the violation(s) will not be properly cured within a reasonable period of time from the date of the original notice of the violation(s), the Franchising Authority may send to the Grantee a notice of its intent to penalize the Grantee.

               C. Prior to issuing a notice of intent to penalize the Grantee, the Franchising Authority shall hold a public hearing providing due process at which testimony and evidence shall be taken concerning the alleged violation(s). Representatives of the Franchising Authority and the Grantee shall be permitted to address the subject of the alleged violation(s) and related issues at the public hearing. The Grantee may submit evidence to the Franchising Authority that it is diligently pursuing reasonable actions to cure the alleged violation(s).

               If the Grantee shows that there are circumstances beyond its control ("Force Majeure") which prevent it from immediately curing the alleged violation(s), such a showing shall be considered sufficient to relieve the Grantee from being penalized for the alleged violation(s) or breach of this Franchise Agreement or the Franchise Ordinance. The Franchising Authority may require the Grantee to provide periodic reports on progress being made to cure any unresolved problem(s).

               D. If, following a public hearing, the Franchising Authority believes that the Grantee has violated this Franchise Agreement or the Franchise Ordinance, the Franchising Authority may issue a notice of intent to penalize the Grantee.

               E. The Grantee shall be given a period of fifteen (15) days from the date of the issuance of the notice to cure any alleged violation(s) of this Franchise or the Ordinance. If the alleged violation(s) is not cured within the specified fifteen (15) day period, the Franchising Authority may penalize the Grantee.

                    Provided, however, that nothing in this Section shall be construed to limit or restrict the Grantee's right to appeal the Franchising Authority's actions in state or federal court.

         SECTION 17.5: TIME IS OF THE ESSENCE

         Whenever any provision of this Agreement shall set forth any time for any act to be performed by Grantee, such time shall be deemed to be of the essence and the Grantee's failure to perform within the time allotted shall, in all cases, be sufficient grounds for the Franchising Authority to invoke an appropriate remedy or penalty, including the possible revocation of the Franchise Agreement.

         SECTION 17.6: FORCE MAJEURE

         In the event the Grantee is prevented or delayed in the performance of any of its obligations under this Franchise Agreement or the Franchise Ordinance by reasons of flood, fires, hurricanes, tornadoes, earthquakes or other acts of God, unavoidable casualty, insurrections, war, riot, sabotage, unavailability of materials or supplies, vandalism, strikes, boycotts, lockouts, labor disputes, shortages of labor, acts or omissions or delays by utility companies upon whom Grantee is dependent for pole attachments or easement use, or any other event which is beyond the reasonable control of the Grantee, the Grantee shall have a reasonable time under the circumstance to perform its obligations under this Agreement or the Franchise Ordinance and to procure a reasonable and comparable substitute for such obligations. Under such circumstances, the Grantee shall not be held in default or noncompliance with the provisions of the Agreement or the Franchise Ordinance nor shall it suffer any penalty relating thereto. In any event, in the case of technical violations not posing a safety hazard -- "Safety Hazard" being defined as one posing a reasonable likelihood of causing significant bodily injury if not repaired immediately -- the City shall grant the Grantee sufficient time to complete any required repairs and shall not assess penalties or liquidated damages against the Grantee so long as the Grantee makes a showing to the City that it is working promptly, diligently, and in good faith to correct the problem, and that the Grantee has given the City notice that it is making a diligent effort to correct the problem.

SECTION 18: PROGRAMMING SERVICES

     SECTION 18.1: REQUIRED CABLE TELEVISION PROGRAM SERVICES

          A.   Grantee shall provide the following cable services:

               1. Over-the-Air Broadcast stations, including at least two or more commercial, broadcast television stations which provide Salem with news, sports, weather, and related information specific to the Southern Illinois area, including stations serving Salem on the effective date of this Franchise. Such stations shall include Channels from the St. Louis, Missouri Area of Dominant Influence (ADI) as designated by the FCC, and may include those serving the Carbondale, Champaign-Urbana, Charleston-Mattoon, Effingham, Harrisburg, and Mount Vernon, Illinois ADI and the Paducah, Kentucky Areas of Dominant Influence (ADI).

                    a. Where a broadcaster providing Over-the-Air broadcast service to the Grantee has not reached an agreement with the Grantee for carriage of the broadcaster's signal by the deadline established by the FCC for consent to transmit said broadcaster's signal ("Retransmission Consent"), the Grantee shall not be obligated pursuant to this Franchise to carry said broadcaster's signal until such agreement has been reached.

               2. All Public, Educational, and Governmental Access Channels as required under Section 19 of this Agreement.

               3. The spectrum of categories of broadcast, satellite, and other cable programming services comparable in quality, mix, and level to those set forth in Section 18.1 (A-N) of the Franchise Ordinance and incorporated herein by reference. Notwithstanding the foregoing, the Franchising Authority shall not require the Grantee to agree to any specific programming service or network in order to satisfy this Section's requirement.

               4. A Local Origination Channel which provides Cable System Subscribers within the Franchise Area information concerning Salem, Marion County, and south-central Illinois, and such requirements as stated in Section 18.3 of the Franchise Ordinance. Such programming may include character-generated messaging and tapes of local interest programming provided to the Grantee by Persons or institutions located within Salem. In the event that no taped programming is provided to the Grantee from the community during a calendar year, the Grantee shall not be penalized for failing to meet the requirements of this Section.

          B.   Notwithstanding the commitment as stated in Subsection
               A hereinabove, Grantee shall make its best effort to provide all Channels from the St. Louis, Missouri ADI as they exist as of the Effective Date of this Agreement.

     SECTION 18.2: FM PROGRAMMING

     Beginning in January, 1999, the Grantee shall survey its Subscribers to determine the need for a music service carrying FM radio signals in an analog or digital format. The Grantee may provide such music service if a market is present for receiving the music service.

     SECTION 18.3: MODIFICATIONS

     To the extent that Section 5.2 of the Cable Communications Ordinance is in accordance with Section 625 of the Cable Act, during the period in which this Agreement is in effect, the Grantee or the Franchising Authority may obtain Modifications of the requirements in the Franchise Agreement in the following manner and in accordance with Section 625 of the Cable Communications Policy Act of 1984, as now or hereafter amended:

          A. Where the Grantee has requested that Modifications made to the Franchise be made on the basis of commercial impracticability, Grantee shall adhere to the requirements set forth in Section 5.2 of the Franchise Ordinance regarding commercial impracticability.

          B. In the case of any requirement for services, if the Grantee demonstrates that the mix, quality, and level of services required by this Franchise Agreement at the time it was granted will be maintained after Modification.

          C. Upon receipt of a request by the Grantee for Modification of any requirement for facilities, equipment, or services, the Franchising Authority shall consider the request and grant or deny the request in a public proceeding within one hundred twenty
               (120) days of receipt of the request of Modification.

          D. Notwithstanding the aforementioned sections herein above, Grantee may, upon thirty (30) days advance notice to the Franchising Authority, rearrange, replace, or remove a particular service required by this Agreement if: 1) the service is no longer available to the Grantee, or 2) the service is available only upon payment of a royalty required under 17 CFR 801(b)(2). The Grantee must be able to document and support the contention that the amount of the royalty constitutes an amount substantially in excess of the amount of payment required on the date of execution of this Franchise Agreement and the Grantee has not been specifically compensated through a rate increase or other adjustment.

          E. The City may prohibit award of any proposed Modification to this Agreement pertaining to provision of services relating to Public, Educational, or Governmental Access.

SECTION 19: PUBLIC, EDUCATIONAL, GOVERNMENTAL (PEG) PROGRAMMING

         SECTION 19.1: ALLOCATION OF CHANNEL SPACE

         Within three (3) years from the effective date of this Agreement, Grantee shall dedicate an amount of bandwidth which is the equivalent of three NTSC six megahertz (6 Mhz) Channels for the allocation of Public, Educational, and Governmental Access System programming as specified herein.

         SECTION 19.2: USE OF PEG FACILITIES

         At such time during the life of this Franchise when the City of Salem is ready to utilize facilities to develop PEG access programming, and has notified the Grantee of its intent to begin to utilize Channel space and facilities to develop PEG access programming, use of facilities for Public, Educational, and Governmental Access System upon the Cable System shall be made available as provided herein under the conditions and in the manner provided by rules required hereinbelow, in connection with the production of that Public, Educational, and Governmental Access programming cablecast upon the system. The Grantee shall establish reasonable rules and procedures that are designed to promote the utilization of such Public, Educational, and Governmental Access programming upon the system and subject to the approval of the Franchising Authority, which approval shall not be unreasonably withheld, whereby the Grantee shall accept and cablecast such Public, Educational, and Governmental Access programming upon the system as shall be provided to the Grantee by all Persons and entities. The Grantee shall allow all Persons and entities desiring to cablecast Public, Educational, or Governmental broadcasting to produce such programming upon and electronically interface directly with the Cable System of the Grantee so as to effectively cablecast the Public, Educational, or Governmental Access programming. In determining the decision to cablecast said programming deriving from Public, Educational, or Governmental Access System, Grantee shall comply with all applicable laws and regulations established by the FCC concerning programming content. Grantee shall assist Public, Educational, and Governmental Access users with identification of programming resources which may benefit said users or their respective audiences.

         SECTION 19.3: PUBLIC ACCESS SYSTEM CHANNEL DESIGNATION

          A. The Public Access System Channel shall be made available to the residents, organizations, and institutions of Salem. The facilities and equipment serving this Channel shall be made available to access users on a first-come, first-served basis, or where necessary, by a scheduled time for use on a reservation basis. No user shall encounter discrimination with respect to the scheduling or use of Public Access facilities or equipment.

          B. The Grantee may establish rules and regulations governing the use of any studio, equipment, staff, or related resources. The Grantee may require the placement of a reasonable cash or credit deposit as a condition for the use of any studio equipment, or in lieu of said deposit, Grantee may require that users of access studio equipment present evidence of liability insurance covering the access user in the event of damage to said studio equipment. Grantee may also charge a reasonable fee for the reproduction of programming produced and completed by access users. Grantee may charge a reasonable fee for videotape necessary for the production or reproduction of access programming.

         SECTION 19.4: EDUCATIONAL ACCESS SYSTEM CHANNEL DESIGNATION

         The Educational Access System Channel shall be made available to educational institutions serving the City of Salem at no charge to such institutions. The Grantee may, in conjunction with local educational institutions, develop rules and regulations for the use of the Educational Access System Channel. Upon the request of an educational institution user of the Channel, Grantee shall provide educational programming available through cable operators or their consortiums, and assist said institutions with implementing curricula associated with such programming. Where charges or fees are required for such programming, the user shall be responsible for the payment of such charges or fees.

         SECTION 19.5: GOVERNMENTAL ACCESS SYSTEM CHANNEL DESIGNATION

               A. The Governmental Access System Channel shall be reserved for the use of the City of Salem, Marion County, such Townships whose boundaries include any portion of the City of Salem, and any other unit of local government which provides services to all or any portion of the City of Salem.

               B. The Governmental Access System Channel shall be available to the City of Salem on a priority basis, then to other governmental users on a first-come, first-served basis, twenty-four hours a day. Grantee shall not levy a charge for the use of the Governmental Access Channel. Grantee shall provide to the City such devices necessary for text insertion and modulation equipment.

         SECTION 19.6: CHANNEL AVAILABILITY TIMETABLE

         The Grantee shall observe the following timetable for implementing access Channels:

               A. Within six (6) months of the time of notification from the Grantee to the Grantor that the Grantor is ready to utilize Channel space and facilities to develop PEG access programming within the Franchise Area, Grantee shall commence operation of the Governmental Access System Channel.

               B. Within nine (9) months of the time of notification from the Grantee to the Grantor that the Grantor is ready to utilize Channel space and facilities to develop PEG access programming within the Franchise Area, Grantee shall commence operation of a Channel which combines Public Access and Educational Access programming.

               C. One (1) year from the date of activation of service of the combined Public and Educational Access System programming Channel, the Franchising Authority and the Grantee shall determine, based on usage of the combined Channel, the need to implement a separate Public Access Channel. The determination that a need for an additional (or second) Channel shall be conditioned upon the following formula:
                    Anytime the first Channel is in continuous use with the cablecasting of locally produced programming during at least sixty percent (60%) of forty-five (45) hours per week during any consecutive ten (10) week period, need will be determined to exist. Provided, however, that printed or character messages and repeat showings of programming shall be excluded for purposes of determining the number of hours utilized. If the usage ratio of the additionally designated Channel should at any time fall below thirty percent (30%) for ten (10) weeks based on the same formula, usage of that Channel shall revert back to the Grantee.

                    If Grantee and the Franchising Authority find that such need exists, Grantee shall commence operation of a separate Public Access System Channel within two (2) months from the date of such determination. In the event that determination of need is not found to exist, Grantee and the Franchising Authority shall meet every eighteen (18) months to determine the need for a separate Channel, or upon the request of either Public Access users or educational institutions.

               D. Upon evidence provided by the Franchising Authority to the Grantee that need for additional Channel space for Public, Educational, or Governmental Access System programming exists based upon the formula in Subsection C, Grantee and the Franchising Authority shall discuss the terms and conditions for provision of such amount of Channel space as will be necessary to meet demonstrated community needs. Provided that no more than four (4) Channels are dedicated for PEG Access purposes at any one time.

         SECTION 19.7: PLAYBACK FACILITIES

         Grantee shall provide facilities and related television equipment for playback of live and taped access programming, including automated playback.

         SECTION 19.8: ACCESS PROGRAMMING TRAINING

         Grantee shall have the option of providing to the City in lieu of the requirements for training to users of the access Channels of a studio, its equipment and facilities, a sum of monies to be paid to the City for the City's costs in providing said training and for developing appropriate rules and regulations governing the training of access users.

         SECTION 19.9: ACCESS FACILITIES AND SERVICES IN LIEU OF REQUIREMENTS HEREIN

         Grantee shall have the option of providing to the City, or to the School District based upon the sole discretion of the City, in lieu of the requirements for provision of studio facilities, equipment, or other related services required under this Agreement, with the exception of Channel space, a sum of monies equivalent to the cost of studio facilities, equipment, training, maintenance, or other related services in the amount of up to One Hundred Thousand Dollars ($100,000.00) for the provision of Public, Educational, and Governmental Access programming. Said funding shall be provided to the City within three (3) months from the time of notification from the Grantee to the Grantor that the Grantor is ready to utilize Channel space and facilities to develop PEG access programming within the Franchise Area. The City, at its sole discretion, may request a portion of the aforementioned amount of funds based upon its initial needs and determination of costs for the provision of PEG access programming, and may, at a later date, request all or part of the remaining amount of funds available in order to pay for additional PEG programming equipment, training, maintenance, or services related directly to PEG access usage.

         SECTION 19.10: LEASED ACCESS CHANNEL SPACE

         Grantee shall, upon request by a Channel lessee, make available Channel space for leased access programming. The Grantee shall establish operating rules for Leased Access Channel space which shall be filed with the Franchising Authority prior to activation. With respect to the content of Leased Access Channel programming, Grantee shall adhere to all applicable FCC regulations. Grantee shall set forth a rate schedule, and shall file said schedule with the Franchising Authority on an annual basis. Grantee shall promulgate rules permitting public inspection of records of Persons requesting access time. Such records shall be retained on file by the Grantee for a period of three (3) years.

SECTION 20: SERVICES TO SCHOOLS AND GOVERNMENT BUILDINGS

         In accordance with the provisions of Section 20.1 (A-C) of the Franchise Ordinance, The Grantee shall provide, at no charge, Subscriber cable connections to all Schools and government buildings as identified in Appendix E. The Grantee shall provide at least one Cable System outlet to City Hall and the other government buildings identified in Appendix E. Grantee shall provide all Cable System connections free of charge, however, Grantee may charge the City for the labor and materials cost of any non-standard Installation as defined in this Agreement to any City building. Services to be provided at no charge to the aforementioned Schools and government buildings shall include Basic Service as defined in Section 1.0 of this Agreement, and all satellite programming tiers provided by the Grantee. In addition, Grantee shall provide Cable In The Classroom programming services to all Schools covered by the provisions of this Section. Where a governmental facility has requested premium cable services, including, but not limited to, Channels such as Home Box Office, Showtime, Cinemax, The Movie Channel, and Encore and any multiplexed Channels derived from such programming networks, such services shall be at the expense of the governmental entity and provided where allowable by law.

SECTION 21: EMERGENCY OVERRIDE

     A. Grantee shall maintain appropriate equipment at its Headend facility which is designed to override the audio portion of each video cable Channel and substitute an audio emergency message which may be used by the Mayor or City Manager of Salem or an authorized designee. Said override equipment shall be used by the Mayor or City Manager or his designee to broadcast alerts of civil emergency in the event of fire, flood, tornadoes, or other similar severe weather, or civil defense. Grantee shall configure the emergency override equipment to accept remote activation by touch-tone telephone. Said configuration shall include backup by a standby power facility. Where necessary, Grantee and City agree to work jointly in incorporating the emergency alert notification into the City's disaster plan.

     B. Upon requirement by the FCC to participate in the Emergency Alert System (EAS), Grantee shall provide notification to the City within thirty (30) calendar days of receipt of such notification from the FCC, and shall provide its procedures for emergency broadcast to the City.

SECTION 22: PERIODIC FRANCHISE REVISITATIONS AND EVALUATIONS

     A. PERIODIC REVISITATIONS. Grantee and Franchising Authority shall, during the years of the third and fifth anniversaries of the Franchise Agreement, meet to revisit certain and limited elements of the Franchise Agreement and discuss potential changes to the Franchise which are necessitated due to technological or marketing changes in the field of cable telecommunications and the changing needs and interests of the community, or to bring the Franchise into compliance with state and/or federal law. At such meeting, Franchising Authority and the Grantee may discuss those issues related to the technologies and system upgrades affecting the operation of the Cable System, and services not addressed in this Agreement which may, as a result of new technology or marketing, be made available to the community. Based on the outcomes of said meeting(s) and discussion(s), the parties may request to amend the Franchise Agreement to incorporate proposed changes which have been agreed upon by the Franchising Authority and the Grantee. Franchising Authority and Grantee may, at their discretion, jointly agree to meet at more frequent intervals than those indicated hereinabove if so warranted. Franchising Authority shall provide Grantee with reasonable written notice of such meetings as referred to hereinabove for the purpose of discussing proposed changes to the Franchise Agreement.

     B. EVALUATIONS. The Franchising Authority shall conduct an evaluation of Grantee's performance within ninety (90) days of the third and fifth anniversaries of the effective date of this Agreement, in accordance with the provisions of Section 6.1 through 6.5 of the Franchise Ordinance, and no later than one (1) year prior to the expiration of this Franchise in accordance with Section 3.2 of this Agreement. Where costs have been incurred by the Franchising Authority in conducting the evaluation, the Grantee shall be responsible for no more than one-half of the costs of only the Cable System testing portion of the evaluation if it is found that the Grantee has found that the Grantee did not follow proper testing procedures as prescribed by the FCC or the cable industry, or indicated that faults uncovered by repeated tests and assessments were caused by the Grantee. Where the evaluation has found the Grantee to be in compliance with the Franchise, and that Grantee's performance is in accord with the terms and conditions of the Franchise, including the ability of the Cable System to perform within FCC Technical Standards and the standards established by the National Electrical Code and National Electrical Safety Code, then the Grantee shall not be responsible for any portion of the costs of the evaluation. This Subsection shall supersede Section 6.6 of the Franchise Ordinance.

SECTION 23: MODIFICATIONS TO COMMUNICATIONS AND CABLE ACTS

         In the event that the Communications Act of 1934, the Cable Communications Policy Act of 1984, or the Cable Television Consumer Protection and Competition Act of 1992 or the Telecommunications Act of 1996 are modified or amended in any manner that is mandatory, or the FCC modifies or alters any of its regulations pertaining to cable television which may affect any provision(s) of this Franchise Agreement, such provisions shall remain in effect until the effective date of such modifications, amendments, or alterations. The Franchising Authority and Grantee, upon notice that said modifications, amendments, or alterations may affect any provision(s) of this Agreement and prior to the effective date of said modifications, amendments, or alterations, or as soon thereafter as practical, shall meet in good faith to amend this Franchise Agreement accordingly.

SECTION 24: REVOCATION

         In addition to all other rights and powers retained by the Franchising Authority under this Franchise Agreement, the Franchising Authority reserves the right to revoke this Franchise Agreement and all rights and privileges of the Grantee in the event of a Material Breach of its terms and conditions. In interpreting the Franchise Agreement, material provisions shall include all labeled as such and all others, which under the facts and circumstances indicated, constitute a significant portion of this Franchise Agreement. A Material Breach by Grantee shall include, but is not limited to, those infractions contained in Section
         9.1 (A)-(G) of the Franchise Ordinance and those three uncured infractions of the provisions contained in Section 9.1 (H) of the Franchise Ordinance.

SECTION 25: RIGHTS AND REMEDIES

     A. All rights and remedies given to City and Grantee by this Agreement shall be in addition to and cumulative with any and all other rights and remedies, existing or implied, now or hereafter available to City or Grantee, at law or in equity, and such rights and remedies shall not be exclusive, but each and every right and remedy specifically given by this Franchise Agreement may be exercised from time to time and as often and in such order as may be deemed expedient by City or Grantee and the exercise of one or more rights or remedies shall not be deemed a waiver of right to exercise at the same time or thereafter any other right or remedy. No delay or omission of City or Grantee to exercise any right or remedy, nor any such delay or omission shall be construed to be a waiver of or acquiescence of any default.

     B. In the event that the Grantee contemplates the transfer, assignment, or delegation of its Cable System to a potential buyer, the City shall have the right to request information from the Grantee of such potential transfer, assignment, or delegation of the Cable System. Upon receipt of such request, the Grantee shall be required to respond in writing within twenty-one (21) calendar days.

SECTION 26: RIGHTS AND POWERS RESERVED BY CITY

         A. Neither the granting of the Franchise nor any provision governing the Franchise shall constitute a waiver or bar to the exercise of any governmental right or power of the City.

         B. The City shall have the right to intervene in any act or other proceeding to which the Grantee is a party, in accordance with applicable law or regulation. The Grantee specifically agrees by its acceptance of the Franchise not to oppose such intervention by the City.

         C. The City reserves every right and power which is required to be reserved or provided by an ordinance of the City, and the Grantee by its acceptance of this Franchise, agrees to be bound thereby and to comply with any action or requirements of the City in its exercise of such rights and powers which have been or may be enacted or established.

SECTION 27: SERVICE OF NOTICE

         A. For purposes of this Franchise Agreement, Grantee authorizes and appoints Enstar Growth Program Six-A, L.P. d/b/a Falcon Cable TV, with offices located at 11 Clearing Avenue, Taylorville, Illinois 62568 to act as its registered agent and represents to the Franchising Authority that such agent is authorized to accept notice and service on its behalf.

         B. Grantee shall notify the Franchising Authority in writing, thirty (30) days in advance, of any change in the registered agent or representative(s) referenced hereinabove and provide information regarding any change upon request by the Franchising Authority.

         C. Any notice or service served upon Grantee's registered agent shall also be provided to the Local and Regional Managers and Operations/Legal representatives as specified below. All notices or other written communications required to be provided to Franchising Authority or Grantee under any provision of this Agreement, shall be deemed to be received by the recipient thereof only when said notices or other written communications are actually received in the office of the recipient at the following addresses:

                  Franchising Authority:    Office of the City Clerk
                                            City of Salem
                                            101 South Broadway
                                            Salem, Illinois 62886

                  Grantee:                  Enstar Income Growth Program
                                            Six-A, L.P.
                                            d/b/a
                                            Falcon Cable TV
                                            Regional Manager
                                            11 Clearing Avenue
                                            Taylorville, Illinois 62568


                  Grantee:                  Falcon Cable TV
                                            Division Office
                                            Division Vice-President
                                            1015-A Washington Square
                                            Washington, Missouri 63090

SECTION 28: ORAL MODIFICATION

         This Franchise Agreement shall not be changed, modified, or amended in whole or in part except in writing and signed by all of the parties.

SECTION 29: SEVERABILITY

         If any provision of this Franchise Agreement or the particular application thereof, shall be held invalid, the remaining provisions and their application, shall not be affected.

SECTION 30: ENTIRE CONTRACT

         This Franchise Agreement constitutes the entire contract between the parties and there are no other understandings, oral and written relating to the subject hereof.

SECTION 31: OBLIGATIONS TO CONTINUE THROUGHOUT TERM

         Unless otherwise specifically stated, all obligations under this Franchise Agreement shall continue throughout the entire term or extension of this Franchise Agreement.

SECTION 32: HEADINGS

         Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Franchise Agreement.

SECTION 33: GOVERNING LAW

         This Franchise Agreement shall be governed insofar as applicable with the laws of the State of Illinois. Where federal jurisdiction applies, this Franchise Agreement shall be governed by the applicable laws and agencies of the United States Government.

Accepted By:

Enstar Income Growth Program Six-A, L.P.
d/b/a Falcon Cable TV
a California corporation

by: Enstar Income Growth Program Six-A, L.P.     City of Salem, Illinois
subject to applicable federal,
state, and local law

BY:  /s/ Howard Gan                              BY:  /s/ Leonard E. Ferguson
   ------------------------------                    --------------------------
TITLE:  V.P.                                     TITLE:  Mayor
       --------------------------                      ------------------------
ATTEST:  /s/ Laura Dainko                        ATTEST:  /s/ Jane Marshall
       --------------------------                       -----------------------
                                                             City Clerk

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